SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2007

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

TVI Corporation (the “Company”) and Branch Banking & Trust Company (“BB&T”) executed the Third Amendment to Financing and Security Agreement dated as of August 7, 2007 (the “Third Amendment”), which further amends the financing and security agreement, dated October 31, 2006 (the “Credit Agreement”) and entered into with BB&T. As previously announced, the Credit Agreement was amended by the First Amendment to Financing and Security Agreement, dated as of May 25, 2007 (the “First Amendment”), and the Second Amendment to Financing and Security Agreement, dated as of June 21, 2007 (the “Second Amendment,” together with the First Amendment and the Third Amendment, the “Amendments”). The Credit Agreement, as amended, currently provides for a $25.0 million revolving credit facility (“Revolving Facility”) and a $5.0 million term acquisition credit facility (the “Acquisition Term Facility,” together with the Revolving Facility, the “Credit Facility”). Among other things, the Third Amendment (i) extends the temporary increase in the Borrowing Base (as defined in the Third Amendment) by $2.3 million through November 10, 2007 (the “Override Period”) and (ii) increases the interest rate on the Acquisition Term Facility from LIBOR plus 2.25% to LIBOR plus 3.5%.

The Company’s obligations under the Credit Agreement are secured by a first priority security interest in substantially all of the assets of TVI and certain of its subsidiaries. The Credit Agreement also contains customary covenants that, among other things, limit the Company’s ability to incur additional indebtedness, create liens, pay dividends, make certain types of investments, make certain capital expenditures, sell assets, merge with other companies or enter into certain other transactions outside of the ordinary course of business. Among other things, the Credit Agreement requires the Company to maintain a ratio of EBITDAR (EBITDA plus real property rent or lease expense) to debt service on a consolidated basis of 1.3 to 1.0 or more on a rolling four quarter basis and a ratio of funded debt to EBITDA on a consolidated basis of 3.0 to 1.0 or less on a rolling four quarter basis (together, the “Financial Covenant Requirements”). The Company notified BB&T that for the testing periods ended December 31, 2006, March 31, 2007 and June 30, 2007, it was not in compliance with the Financial Covenant Requirements (“Financial Covenant Requirements Noncompliance”) which noncompliance, if not waived by BB&T, would constitute a continuing event of default under the Credit Facility. Upon an event of default of this nature, among other things, BB&T has the right to accelerate the payment of all of the outstanding indebtedness under the Credit Facility. As part of the Third Amendment, BB&T has granted the Company a waiver with respect to the Financial Covenant Requirements Noncompliance for the testing period ended as of June 30, 2007.

Other than existing borrowing capacity and increases in the components of the Borrowing Base, if any, the Company’s borrowing capacity under the Credit Facility during the Override Period will continue to be limited to cash receipts other than from collection of eligible accounts receivable.

Except for these Amendments, the terms of the Credit Agreement are unchanged. In particular, the Amendments do not modify or amend the Financial Covenant Requirements, the breach of which, among other things, permits BB&T to accelerate the payment of all of the outstanding indebtedness under the Credit Facility. The Amendments are designed to provide a reasonable period of time for the Company and BB&T to reach an agreement on restructuring the Credit Facility. As part of this process, the Company has presented to BB&T the results of its ongoing internal business analysis as required by the First Amendment and continues to provide additional financial and business information to BB&T. Although the Company hopes to restructure the Credit Facility during the Override Period, it can give no assurance that it will be successful in this regard.

Item 2.02 Results of Operations and Financial Condition.

On August 8, 2007, TVI Corporation (the “Company”) issued a press release announcing financial results for its second quarter ended June 30, 2007. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report (including Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 above is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.

The following exhibit relating to Item 2.02 above shall be deemed to be furnished, and not filed:

99.1	Press release dated August 8, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION (Registrant)

Date: August 7, 2007	/s/ Sherri S. Voelkel
Sherri S. Voelkel
Vice President and Acting Chief Financial Officer

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